UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Celera Corporation (“Celera,” “we” or “us”) and Pharmacyclics, Inc. (“Pharmacyclics”) entered into Amendment No. 2 (“Amendment No. 2”) to the Assignment Agreement, as amended (the “Assignment Agreement”), by and between Pharmacyclics and Applera Corporation, dated as of April 7, 2006. Amendment No. 2 is effective as of March 2, 2009.

Prior to July 1, 2008, we operated as a reporting unit of Applied Biosystems, Inc. (now Life Technologies Corporation), formerly known as Applera Corporation. Under the Assignment Agreement, we sold three small molecule drug programs to Pharmacyclics. These are programs for the treatment of cancer and other diseases, which include programs that target histone deacetylase, or HDAC, selective HDAC enzymes, Factor VIIa, and B cell tyrosine kinases involved in immune function.

Amendment No. 2 amends certain terms of the Assignment Agreement as set forth below. These changes will only take effect if Pharmacyclics enters into an agreement to grant another company a license to one of the sold programs within a specified time period.

•	Programs that meet developmental milestones specified in the Assignment Agreement may generate future milestone payments to us of up to approximately $97 million, reduced from $104 million.

•

Milestone payments to us have been reduced for a specified product upon initiation of a Phase III clinical trial, and there is a new milestone payment to us for such product upon enrollment of the last subject in a Phase III clinical trial. Amendment No. 2 reduces the total milestone payment to us associated with a Phase III clinical trial of such product.

•	Milestones payable to us upon regulatory approval in geographic markets other than the U.S. for a second indication for the specified product have been eliminated.

•	A final milestone payment is payable to us for the specified product upon achieving cumulative net sales of a specified amount in a geographic market.

•	Pharmacyclics will pay Celera a specified portion of the amounts received from the licensee of the specified program.

To date, we have not received any milestone or royalty payments related to the small molecule drug programs sold to Pharmacyclics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: March 24, 2009	By:	/s/ Scott Milsten
Scott Milsten
Vice President, General Counsel and Corporate Secretary